SETTLEMENT AGREEMENT AND RELEASE
This Settlement Agreement and Release (this “Agreement”) is made by and between Omeros Corporation (“Omeros”), Gregory A. Demopulos, M.D. (“Dr. Demopulos”), on the one hand, and Carolina Casualty Insurance Company (“CCIC”), on the other, (Omeros, Dr. Demopulos and CCIC may be referred to collectively as the “Parties” and singularly as “Party”) and is effective as of October 2, 2013 (the “Effective Date”).

Whereas, CCIC, Omeros and Dr. Demopulos are currently engaged in a civil action for damages and declaratory judgment, including all claims and counterclaims, pending in the United States District Court, Western District of Washington styled Carolina Casualty Ins. Co. v. Omeros Corp., et al, No. 2:12-CV-00287 (the “Litigation”), and wish to fully and finally resolve all present, past, and future claims as described herein below;
NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, the sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
1.0    Additional Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
1.1    “Policy” means CCIC Management Liability Policy Number 6850104, issued to Omeros as the named insured and effective from July 19, 2008 to July 19, 2009 with respect to the EPL Coverage Section and to October 8, 2009 with respect to the D&O Coverage Section;
1.2    “Klein Claim” means the civil action brought against Omeros, Dr. Demopulos and others in the United States District Court, Western District of Washington, styled Richard Klein. v. Omeros Corp. et al., No. 09-CV-1342-JCC; and
1.3    “Mediator” means Louis D. Peterson of the law firm Hillis Clark Martin & Peterson or, in the event that Mr. Peterson should be unavailable, an alternate neutral mutually agreed by the Parties and Dr. Demopulos or, in the event of no such agreement, a partner or former partner of Mr. Peterson.
2.0    Settlement Payment.  CCIC shall, no later than October 25, 2013, pay the sum of twelve million and five hundred thousand dollars ($12,500,000) to Omeros (the “Settlement Payment”). Omeros shall provide CCIC with written instructions on or before October 4, 2013 for wiring of the Settlement Payment to Omeros, and CCIC shall complete such payment in accordance with such instructions.
3.0    Releases. In consideration for the promises set forth herein, the Parties, on behalf of themselves and their respective parents, related entities, affiliates (which term for CCIC includes but is not limited to Monitor Liability Managers), subsidiaries, predecessors, officers, directors, employees, shareholders, attorneys and representatives and their heirs, successors and assigns, hereby mutually, fully and forever, release one another and their respective parents, related entities, affiliates (which term for CCIC includes but is not limited to Monitor Liability Managers), subsidiaries, predecessors, officers, directors, employees, shareholders, attorneys and representatives and their heirs, successors and assigns from any and all claims, demands, damages, actions or causes of action, whether known or unknown, asserted or unasserted, foreseen or unforeseen, under any theory or combination of theories, whether past, present or future, that they made or could have made against each other in, or arising out of or related to, the Litigation, the Klein Claim and/or the Policy. This mutual release shall not release the obligations of the Parties under this Agreement or liability arising from breach thereof.
4.0     Policy Buy-Back. The Parties agree that, by virtue of the payments in Section 2, the Policy is fully exhausted and of no further force and effect and any of CCIC’s obligations to defend, indemnify and pay any claims or defense costs under the Policy shall be extinguished and terminated.
5.0     Notice to Court and Dismissal of the Litigation.
5.1    By October 4, 2013, the Parties shall file with the court in the Litigation a stipulated Notice of Settlement.
5.2    No later than five business days after Omeros’ receipt of the Settlement Payment, the Parties shall file stipulated papers sufficient to cause the dismissal, with prejudice and without costs, of all claims and counterclaims between them in the Litigation. Each Party agrees to bear its own costs, and attorney’s fees incurred in the Litigation.

6.0    Confidentiality.
6.1    Settlement Agreement and Terms. The terms and conditions of this Agreement are to be held confidential and shall not be disclosed by the Parties to any person other than the Parties, except as authorized in this Section 6.1. The only authorized disclosures to non-Parties shall be:
(a) a press release by Omeros disclosing the financial terms of this Agreement, which shall be factually accurate, shall not comment on the merits of the Litigation except as provided in Section 6.1(c) and shall not disparage CCIC;
(b) a press release by CCIC responding to Omeros’ press release described in Section 6.1(a) or responding to a Form 8-K that Omeros files as provided for in Section 6.1(d)(ii) herein below (“Omeros’ 8-K”), if such press release or Omeros’ 8-K was factually inaccurate, commented on the merits of the Litigation except as provided in Section 6.1(c) or disparaged CCIC, and such responsive press release by CCIC shall be factually accurate, shall not comment on the merits of the Litigation except to the extent necessary to respond to comments made by Omeros on the merits of the Litigation except as provided in Section 6.1(c), and shall not disparage Omeros or Dr. Demopulos;
(c) a statement by Dr. Demopulos or Omeros relaying the information that “Dr. Demopulos released all of his claims but elected to receive no portion of the Settlement Payment and to have all proceeds be paid to Omeros” or substantially similar wording that CCIC approves;
(d) disclosures of the terms and conditions of this Agreement that are reasonably necessary: (i) in court filings to enforce the terms and conditions of this Agreement; (ii) to satisfy any Party’s obligations or responsibilities under the securities laws or regulations of any state or the United States to which that Party is subject, provided to the extent Omeros determines that a copy of the Agreement is required by law to be filed with the SEC, Omeros shall request from the SEC confidential treatment for such portions of this Agreement that Omeros reasonably believes may be lawfully kept confidential in such Agreement; (iii) to comply with a request by a Party’s reinsurers or auditors; or (iv) to comply with the order of a court or government agency having jurisdiction specifically requiring such disclosure; and
(e) Omeros shall be free to direct third parties to Omeros’ 8-K.
The Parties shall confer in good faith as to the language of the press releases contemplated in Sections 6.1(a) and (b). Omeros shall provide CCIC an advance copy of any filings under Section 6.1(d)(ii) and CCIC may provide comments on such filings, provided, however, that Omeros shall be the arbiter of the content of such filings; and provided further that Omeros need not provide review copies of subsequent filings under Section 6.1(d)(ii) using the same language as previously reviewed by CCIC. In the event of an impasse with respect to the press releases in Section 6.1 (a) and (b), the Mediator will decide on the appropriate language, and his decision shall be final and binding on the Parties.
6.2    Confidential Material. The Parties and their counsel shall hold confidential, and refrain from disclosing or using in any manner or context: (a) documents obtained from the Parties or any third party through discovery or from Richard Klein in connection with the Litigation or the Klein Claim except that, as to Omeros and CCIC, Section 6.2 (a) will not include Omeros’ and CCIC’s pre-existing business records; (b) deposition transcripts from the Litigation or the Klein Claim; (c) expert reports from the Litigation or the Klein Claim; and (d) information contained in materials identified in Section 6.2 (a)-(c). Within thirty (30) days of dismissal of the Litigation, each Party shall either return to the producing Party or destroy all documents designated as Confidential pursuant to the Protective Order in the Litigation; provided, however, that (i) this Section 6.2 shall not prevent Davis Wright Tremaine from providing Richard Klein’s client files to Richard Klein for Richard Klein’s use, provided, however, this subsection 6.2(i) shall not be construed to abrogate any contractual obligation, or commitment or court order related to the Klein Claim to return to Omeros or destroy certain materials; (ii) nothing in this section shall prohibit the production of materials in response to any subpoena from a non-Party or other court order and after providing the other Parties a reasonable opportunity to seek a protective order to prevent or restrict such disclosure; (iii) any Party may make such disclosures of materials as are necessary to comply with a request by a Party’s reinsurers, auditors, or regulators, each of whom, to the extent feasible, shall be advised of the agreed confidentiality of the documents; and (iv) in the event that any Party reasonably needs the use of the materials described in this Section 6.2 in defense of a claim, then such Party may request consent from the other Parties to use the materials, consistent with any applicable Protective Order, such consent to not be unreasonably withheld.
6.3    Non-Disparagement. Each Party and their counsel shall refrain from making any public statement that disparages the other Parties in any manner and in any setting.
7.0    Non-Cooperation. The Parties agree that they will not: (a) participate in asserting any claims against one another arising out of, related to, or pertaining in any way to any fact, circumstance or allegation that was alleged, asserted or otherwise put forth in: (i) the Klein Claim, or (ii) the Litigation (collectively the “Related Claims”); (b) cooperate in any way with any other person or entity asserting Related Claims against any other Party; or (c) use the materials described in Section 6.2 in connection with or furtherance of any Related Claims. Provided, however, that nothing in this Agreement is intended to prohibit a Party from cooperating in any government investigation, testifying as required by law, responding to a subpoena or obeying a court order, after first providing the other Parties a reasonable opportunity to seek a protective order to prevent or restrict such disclosure.

8.0    Indemnity. Omeros shall defend, indemnify, and hold CCIC harmless against any claim that is asserted under or by virtue of CCIC’s issuance of the Policy, and is asserted by any insured under the Policy and arises out of any facts or allegations alleged in the Klein Claim, the Litigation or this Agreement, provided, however, that this indemnity will not apply to claims, if any, made by Richard Klein.
9.0    Miscellaneous
9.1     This Agreement represents a compromise of disputed claims. Nothing in this Agreement shall be construed as an admission of any kind for any purpose on the part of any of the Parties, nor as an adoption of any legal theory or coverage position. This Agreement shall not be used in any way as evidence or precedence against any Party, except as necessary to enforce the terms of the Agreement.
9.2    This Agreement is the jointly drafted product of arms-length negotiations between the Parties with the benefit of advice from counsel, and the Parties agree that it shall be so construed. As such, none of the Parties will claim that any ambiguity in this agreement shall be construed against any of the other Parties.
9.3    This Agreement contains the entire agreement between the Parties with respect to its subject matter and supersedes all discussions, negotiations, memorandums, understandings and agreements previously entertained between the Parties concerning the subject matter of this Agreement. No waiver, modification, extension, or addition to this Agreement shall be valid unless in writing and signed by each Party.
9.4    Unless another person is designated, in writing, for receipt of notices hereunder, notices to the respective Parties shall be sent to the following person by U.S. mail and electronic mail:
As to Omeros/Dr. Demopulos:
Attn: Chief Executive Officer, and
Attn: General Counsel
Omeros Corporation
201 Elliott Avenue West
Seattle, WA 98119
With a copy sent by facsimile to 206.676.5005

As to CCIC:

Attn: Todd Hampton
Vice President
Monitor Liability Managers (on behalf of CCIC)
2850 West Golf Road, Suite 800
Rolling Meadows, Il 60008-4012

With a copy sent to:

Antonia B. Ianniello
Steptoe & Johnson LLP
1330 Connecticut Ave., NW
Washington, DC 20036
With a copy sent by facsimile to;
202 429-3902

9.5    Each Party represents that it or he has not assigned, transferred, conveyed, sold or otherwise disposed of or agreed to assign, transfer, convey, sell or otherwise dispose of to any other person or entity any claim that is released in this Agreement, nor in any way impaired the full benefit of the releases provided herein.
9.6    CCIC and Omeros each expressly warrant and represent to each other as follows:
(a) that it is in good standing in its respective place of domicile and incorporation;
(b) that the execution of this Agreement is fully authorized by it and that this Agreement is legal, valid and binding and enforceable against it in accordance with its terms;
(c) that it has full power and authority to deliver and perform its obligations hereunder;
(d) that the Person executing this Agreement has the necessary and appropriate authority to do so and to execute and legally bind such Party to it; and
(e) that it has taken all necessary corporate or legal actions to duly approve the making and performance of this Agreement and that no further corporate or other authorization, consent or approval is required to make this Agreement valid and binding upon it.
9.7    This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, including without limitation, any Chapter 7 or Chapter 11 trustee in bankruptcy.
9.8    In the event of any disagreement between the Parties concerning the terms or language of this Agreement, the Mediator shall mediate the dispute. If after mediation the dispute remains unresolved, the Mediator will act as arbitrator and decide the issue. Arbitration before the Mediator shall be the sole remedy for such disputes, and the Mediator’s arbitration ruling will be final, unappealable, and binding on the Parties.
9.9    This Agreement may be executed in counterparts, each of which shall be deemed an original, and which together shall constitute one and the same instrument and Agreement. Each counterpart may be delivered by facsimile transmission or by emailing a scanned version to the Parties and a faxed or emailed signature page shall have the same force and effect as an original signature.
9.10    The Parties acknowledge that they each have consulted with their respective counsel in connection with this Agreement, that they know the contents thereof, and that each Party is authorized to enter into this Agreement on behalf of itself.
9.11    This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without regard to the conflict of law provisions thereof.
[Signature Page Follows]

In Witness Whereof, the Parties hereto have caused this Agreement to be duly executed and delivered as of the Effective Date.

OMEROS CORPORATION

/s/ Gregory A. Demopulos
By: Gregory A. Demopulos, M.D.
Its: Chairman & CEO

GREGORY A. DEMOPULOS, M.D.

/s/ Gregory A. Demopulos
Gregory A. Demopulos, M.D.

CAROLINA CASUALTY INSURANCE COMPANY

/s/ Todd D. Hampton
By: Todd D. Hampton
Its: V.P. Claims - Monitor Liability Management
(on behalf of Carolina Casualty Insurance Co.)